Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR THIRD QUARTER FISCAL 2011

•    Third Quarter Revenue of $172 Million

•    $88 Million of Liquidity at Quarter End

•    Affirms Fiscal 2011 Adjusted EBITDA Guidance

SOUTH JORDAN, UTAH, AUGUST 2, 2011 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its June 30, 2011 quarter, the third quarter of fiscal 2011.

Third Quarter Fiscal 2011 Summary

Headwaters’ third quarter 2011 revenue of $172.3 million decreased 10% compared to $192.2 million for the quarter ended June 30, 2010. Adjusted EBITDA in the June 2011 quarter was $28.1 million, declining from $36.2 million in the June 2010 quarter. Gross profit decreased from $55.0 million in the June 2010 quarter to $40.5 million in the June 2011 quarter, and operating income in the June 2011 quarter was $8.9 million, compared to $13.4 million in the June 2010 quarter. The net loss in the June 2011 quarter was $(6.3) million, or $(0.10) per diluted share, compared to net income of $1.5 million, or $0.03 per diluted share in 2010.

Historically, the construction season commences in the latter part of March and revenues rapidly increase in April compared to March. In 2011, April was unseasonably cold, resulting in a very slow start to the construction season, which impacted sales in both our light and heavy construction materials segments. The combined monthly sales of our light and heavy construction materials segments in April of 2011 were 15.3% lower than in April 2010. However, sales improved as the quarter progressed and June 2011 monthly sales were essentially flat compared to June 2010 sales.

Adjusted EBITDA followed the same pattern as revenue during the quarter. The combined Adjusted EBITDA of our light and heavy construction materials segments declined by 44.6% in April 2011 compared to April 2010, but recovered to show slight growth of 0.5% in June 2011 compared to June 2010.

Nine Months Ended June 30, 2011

Our total revenue for the nine months ended June 30, 2011 was $454.1 million, down 1% from $460.0 million for 2010. Gross profit decreased 19%, from $111.9 million in 2010 to $90.8 million in 2011. The operating loss in 2011 was $(65.3) million compared to operating income of $2.8 million in 2010. The net loss increased from $(25.4) million, or a diluted loss per share of $(0.42) in 2010, to a net loss of $(183.2) million, or $(3.03) per diluted share, in 2011. For the nine months ended June 30, 2011, adjusted EBITDA was $49.9 million, compared to $63.4 million in 2010. Results for the nine months ended June 30, 2011 were significantly impacted by the non-routine charges incurred in the March 2011 quarter.

CEO Commentary

“The most significant factor that impacted our third quarter results was the slow start of the construction season due to the unseasonably poor weather that persisted for all of April and into the first part of May,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “This year the uptick in sales that we normally see in April did not begin until May, but by June, revenue was following normal seasonal trends.

“Recognizing that our end markets continue to be weak and our margins have been impacted by rising commodity costs, we are developing an aggressive restructuring plan to improve free cash flow and reduce our financial leverage. Our prior restructuring efforts have been successful and we intend to apply an aggressive approach to implementing further cost savings initiatives. We have adequate liquidity and no scheduled debt maturities prior to 2014, so we are well positioned to continue to navigate a less than robust recovery in our end markets.”

June 2011 Quarter Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margin
Light Building Products	$91.6 million	$16.6 million	18.1%
Heavy Construction Materials	$62.4 million	$11.3 million	18.1%
Energy Technology	$18.2 million	$1.3 million	7.7%

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. We brand and bring to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Revenues from Headwaters’ light building products segment decreased approximately $3.5 million, or 4% for the quarter ended June 30, 2011 to $91.6 million, compared to $95.1 million for the June 2010 quarter. The decrease was due to weak sales in the month of April related to unseasonably cold weather that resulted in a slow start to the 2011 construction season. As the quarter progressed, however, revenues improved and sales for the month of June 2011 were up approximately 4% from June 2010 levels. Sales and profitability in the June 2010 quarter were also favorably impacted by the government home purchase incentive programs. Sales in our concrete block category increased approximately 6% from June 2010 levels as the Texas construction market continued to recover. Segment gross margins declined to 28% in the June 2011 quarter, from 31% in the June 2010 quarter, primarily due to increases in transportation, materials, production costs, and higher depreciation. Adjusted EBITDA decreased to $16.6 million in the third quarter of 2011 from $19.1 million in the third quarter of 2010. Due to increased sales and cost control measures, our Adjusted EBITDA margins improved to 21% in the month of June 2011, compared to 13% in April 2011, and 19% in the month of June 2010.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the June 2011 quarter were $62.4 million, a decrease of $7.9 million, or 11%, from the June 2010 quarter. Revenue was impacted by a few discrete factors, including the completion of service projects, temporary utility shut-downs, and Midwest flooding, as well as ongoing market softness in the Western region. However, the slow start to the construction season played a major role in the decline in quarterly revenue. April 2011 compared to April 2010 shows a decrease in monthly revenue of 18%, but revenue recovered to an overall decline of 7% by June. Gross profit was $15.2 million in the June 2011 quarter, compared to $19.1 million in 2010, and operating income was $7.7 million in 2011 compared to $8.5 million in 2010. Adjusted EBITDA also decreased, from $15.7 million in June 2010 to $11.3 million in June 2011. The overall decline in revenue was the primary driver for lower gross margin, operating income and Adjusted EBITDA. Adjusted EBITDA margins improved during the quarter from a low of 15% in April to 22% in June as weather improved and seasonal construction activity increased.

The House Energy and Commerce Committee approved legislation on a bipartisan basis to regulate the disposal of coal ash. Supporters are acting to prevent the U.S. EPA from regulating fly ash as well as other coal combustion products as hazardous materials, a designation that may be harmful to recycling and will also unnecessarily increase the cost of electricity. The bill creates a primary role for states to manage fly ash disposal with federal supervision and national standards. It is anticipated that the legislation will be presented to the full House after the August recess, although the exact timing is uncertain.

Energy Technology Segment

Headwaters Energy Services adds value to coal by upgrading waste coal into a marketable product. In addition to coal cleaning, Headwaters is also involved in heavy oil upgrading, transforming coal to liquids, and ethanol production.

Revenues from coal sales in the June 2011 quarter were $9.9 million, compared to $18.3 million in the June 2010 quarter. For the June 2011 quarter, Headwaters sold 271,000 tons of coal at an average price per ton of $36. For the June 2010 quarter, Headwaters sold 487,000 tons of coal at an average price per ton of $35. Headwaters is currently operating 8 of its 11 coal cleaning facilities.

The quarterly decline in tons sold was the result of lower production at a number of facilities. We had anticipated an increase in tons sold from our Pinnacle facility, but Cleveland Cliff’s mine production was disrupted, reducing our ability to blend product with its run-of-mine coal. Additionally, we are shifting production from our Alabama #5 facility to our Alabama #7 facility, and the operational start up is not yet complete. Other plants were impacted in the quarter by lower recovery rates and a feedstock disruption at the Utah facility.

Sales of Headwaters’ proprietary HCAT technology grew from $3.0 million in the June 2010 quarter to $5.0 million in the June 2011 quarter due to the continued use of HCAT. HTI continues to market to additional refinery customers and has delivered proposals to two prospects. Given the time required to install Headwaters’ proprietary mixing process, we do not expect HTI to achieve a significant revenue increase until 2013.

The operating loss in Headwaters’ energy segment was $(3.5) million in the June 2011 quarter compared to $(0.6) million in the June 2010 quarter. Adjusted EBITDA for the June 2011 quarter was $1.3 million compared to $5.9 million in 2010. The lower results in 2011 were due primarily to the impact of significantly lower coal sales relative to the third quarter of 2010.

Income Taxes

In fiscal 2011, Headwaters does not anticipate recognizing income tax benefits attributable to its pre-tax operating loss and tax credits, as compared to fiscal year 2010 when tax benefits were fully recognized. In fiscal 2011, Headwaters has recorded income tax expense, primarily attributable to state income taxes and certain discrete items, even though there is a year-to-date pre-tax loss of $(178.1) million. The estimated effective income tax rate for fiscal 2011 is currently expected to be approximately negative 1%, due primarily to the combination of not recognizing benefit for expected pre-tax losses and tax credits, but recognizing state income taxes in certain state jurisdictions where we expect to generate taxable income.

Outlook

“Given the continued soft recovery in our key end markets, we expect our Adjusted EBITDA for 2011 will be at the low end of our range of $85 million to $100 million,” said Don P. Newman, Headwaters’ Chief Financial Officer. “The September quarter is typically a very strong quarter. The improvement in sales in June, relative to April and May, indicate that we should expect a better September sales quarter than we experienced for the June quarter.

“The debt refinancing that we completed last quarter continues to positively impact our performance. As a result of the refinancing and repayment of subordinated debt in fiscal 2011, we have reduced annual cash interest expense from 2010 levels by $9.5 million, to an annual run rate of $39 million. Further, we have earmarked sufficient cash to call at par the remaining $9.2 million of our 16% debt in June 2012. This will reduce our annual cash interest expense by approximately $1.5 million. We remain focused on improving our balance sheet and will continue to look for opportunities to further reduce debt,” concluded Mr. Newman.

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables.

Adjusted EBITDA – Consolidated

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2010	6/30/2011	6/30/2010	6/30/2011
Net income (loss)	$1.5	$(6.3)	$(25.4)	$(183.2)
Net interest expense	18.5	13.4	51.9	113.1
Income taxes, as defined	(3.4)	2.9	(16.8)	10.7
Depreciation, amortization, and stock-based compensation	16.8	17.7	48.3	51.0
Foreign currency translation gain	(0.7)	0.0	(3.0)	0.0
Non-recurring banking fees	0.0	0.0	3.3	0.0
Litigation settlement / accrual	0.0	0.0	1.6	15.0
Asset impairments	3.5	0.0	3.5	37.0
Restructuring and severance	0.0	0.4	0.0	6.3

Adjusted EBITDA	$36.2	$28.1	$63.4	$49.9

Adjusted EBITDA by segment
Light building products	$19.1	$16.6	$35.8	$25.2
Heavy construction materials	15.7	11.3	31.0	27.0
Energy technology	5.9	1.3	7.0	6.7
Corporate	(4.5)	(1.1)	(10.4)	(9.0)

Adjusted EBITDA	$36.2	$28.1	$63.4	$49.9

Adjusted EBITDA – Light Building Products Segment

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2010	6/30/2011	6/30/2010	6/30/2011
Operating income (loss)	$10.6	$6.2	$9.8	$(9.0)
Other income (expense)	(0.1)	0.0	1.1	0.0
Depreciation, amortization, and stock-based compensation	8.6	10.0	24.9	29.0
Restructuring and severance	0.0	0.4	0.0	5.2

Adjusted EBITDA	$19.1	$16.6	$35.8	$25.2

Adjusted EBITDA – Heavy Construction Materials Segment

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2010	6/30/2011	6/30/2010	6/30/2011
Operating income	$8.5	$7.7	$16.5	$15.8
Other income (expense)	0.0	0.0	0.0	0.4
Depreciation, amortization, and stock-based compensation	3.7	3.6	11.0	10.8
Asset impairment	3.5	0.0	3.5	0.0

Adjusted EBITDA	$15.7	$11.3	$31.0	$27.0

Adjusted EBITDA – Energy Technology Segment

(in millions)	Quarter Ended		Nine Months Ended
	6/30/2010	6/30/2011	6/30/2010	6/30/2011
Operating income (loss)	$(0.5)	$(3.5)	$(8.5)	$(60.8)
Other income (expense)	0.0	0.0	0.0	0.0
Depreciation, amortization, and stock-based compensation	3.9	3.7	11.0	9.8
Foreign currency translation gain	(0.7)	0.0	(3.0)	0.0
Income tax credits generated	3.2	1.1	5.9	5.7
Litigation settlement / accrual	0.0	0.0	1.6	15.0
Coal cleaning asset impairment	0.0	0.0	0.0	37.0

Adjusted EBITDA	$5.9	$1.3	$7.0	$6.7

TTM Adjusted EBITDA – Consolidated

(in millions)	Twelve Months Ended
	9/30/2009	9/30/2010	6/30/2011
Net income (loss)	$(425.7)	$(49.5)	$(207.3)
Net interest expense	46.1	71.6	132.8
Income taxes, as defined	(82.0)	(28.2)	(0.7)
Depreciation, amortization, and stock-based compensation	71.7	65.4	68.1
Foreign currency translation loss (gain)	(1.7)	(2.9)	0.2
Goodwill impairment	465.7	0.0	0.0
Additional book gain on convertible debt exchange	2.0	0.0	0.0
Non-recurring banking fees	0.0	3.3	0.0
Litigation settlement / accrual	0.0	1.6	15.0
Gain on sale of South Korean joint venture	0.0	(3.9)	(3.9)
Asset impairments	0.0	38.0	71.5
Restructuring and other severance	0.0	0.0	6.3

TTM Adjusted EBITDA	$76.1	$95.4	$82.0

TTM Adjusted EBITDA by Segment

Light building products	$45.6	$52.3	$41.8
Heavy construction materials	60.4	51.4	47.5
Energy technology	(16.0)	6.6	6.2
Corporate	(13.9)	(14.9)	(13.5)

TTM Adjusted EBITDA	$76.1	$95.4	$82.0

Liquidity and Long-term Debt

The components of our long-term debt as of June 30, 2011, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate		Maturity or Put Date
Senior secured notes	$400.0	7.625%		April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%		November 2013
Convertible senior subordinated notes, net of discounts	8.9 105.3 21.2	16 2.5 14.75	% % %	June 2012 February 2014 February 2014

Total	$535.4

We had approximately $34.9 million of cash on hand at June 30, 2011 and total liquidity in excess of $87.7 million, which reflects the impact of Headwaters providing a $16.1 million bond to the court related to the Boynton judgment. Headwaters’ cash cycle reflects a low point of cash during the June quarter as the Company builds receivables, and then generally increases cash through the December quarter. Headwaters increased cash by roughly $15 million during July, even after the repayment of $2.4 million of 14.75% debt. Other than the 2012 put date associated with our 16% debt, we have no debt maturities until 2014.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 9, 2011, by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4461048.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2010, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2010	2011	2010	2011
Revenue:
Light building products	$95,052	$91,635	$227,538	$224,021
Heavy construction materials	70,383	62,435	173,530	170,746
Energy technology	26,746	18,187	58,913	59,326

Total revenue	192,181	172,257	459,981	454,093

Cost of revenue:
Light building products	65,131	66,177	164,467	173,857
Heavy construction materials	51,251	47,234	133,040	133,095
Energy technology	20,835	18,386	50,599	56,324

Total cost of revenue	137,217	131,797	348,106	363,276

Gross profit	54,964	40,460	111,875	90,817

Operating expenses:
Amortization	5,516	5,673	16,705	16,826
Research and development	2,178	1,358	5,951	6,138
Selling, general and administrative	30,361	24,550	82,947	95,160
Asset impairments	3,462	0	3,462	38,000

Total operating expenses	41,517	31,581	109,065	156,124

Operating income (loss)	13,447	8,879	2,810	(65,307)

Net interest expense	(18,447)	(13,427)	(51,886)	(113,110)
Other income (expense), net	(102)	0	1,076	328

Loss before income taxes	(5,102)	(4,548)	(48,000)	(178,089)

Income tax benefit (provision)	6,610	(1,800)	22,580	(5,100)

Net income (loss)	$1,508	$(6,348)	$(25,420)	$(183,189)

Basic earnings (loss) per share	$0.03	$(0.10)	$(0.42)	$(3.03)

Diluted earnings (loss) per share	$0.03	$(0.10)	$(0.42)	$(3.03)

Weighted average shares outstanding — basic	59,995	60,474	59,946	60,408

Weighted average shares outstanding — diluted	60,075	60,474	59,946	60,408

Operating income (loss) by segment:
Light building products	$10,571	$6,246	$9,769	$(8,991)
Heavy construction materials	8,536	7,672	16,567	15,803
Energy technology	(572)	(3,486)	(8,424)	(60,790)
Corporate	(5,088)	(1,553)	(15,102)	(11,329)

Total	$13,447	$8,879	$2,810	$(65,307)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	June 30,
	2010	2011
Assets:
Current assets:
Cash and cash equivalents	$90,984	$34,852
Trade receivables, net	92,279	91,067
Inventories	40,848	40,525
Other	21,156	19,473

Total current assets	245,267	185,917

Property, plant and equipment, net	268,650	220,651
Intangible assets, net	183,371	169,706
Goodwill	115,999	116,671
Other assets	75,687	76,338

Total assets	$888,974	$769,283

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,412	$13,930
Accrued liabilities	82,892	84,647

Total current liabilities	98,304	98,577

Long-term debt	469,875	535,422
Income taxes	23,820	16,924
Other long-term liabilities	15,034	15,808

Total liabilities	607,033	666,731

Stockholders’ equity:
Common stock - par value	60	61
Capital in excess of par value	633,171	636,700
Retained earnings (accumulated deficit)	(350,940)	(534,129)
Other	(350)	(80)

Total stockholders’ equity	281,941	102,552

Total liabilities and stockholders’ equity	$888,974	$769,283